FOR IMMEDIATE RELEASE
CONTACT:
Kevin Barnett
(614) 870-5603

CORE MOLDING TECHNOLOGIES REPORTS RESULTS FOR THE THIRD
QUARTER ENDED SEPTEMBER 30, 2014

COLUMBUS, Ohio - November 5, 2014 - Core Molding Technologies, Inc. (NYSE MKT: CMT) today announced results for the third quarter ended September 30, 2014.

Net income for the third quarter ended September 30, 2014 was $2,428,000, or $0.32 per basic and diluted share, compared with $1,960,000 or $0.27 per basic and $0.26 per diluted share in the third quarter of 2013. Total net sales for the third quarter were $43,591,000, compared with $37,434,000 in the same quarter of 2013. Product sales totaled $43,171,000, increasing 33% from $32,342,000 for the third quarter of 2013.

For the first nine months of 2014, net income was $7,068,000 or $0.94 per basic and diluted share, compared with net income of $5,230,000, or $0.73 per basic and $0.71 per diluted share, for the same period of 2013. Total net sales for the first nine months of 2014 were $130,790,000, compared with $106,477,000 for the same period of 2013. Product sales increased 31%, to $127,152,000 through nine months of 2014 compared to $97,346,000 for the same period in 2013.

"We continued to see strong sales growth in the third quarter from several of our customers which drove our increase in earnings of nearly 24% over 2013. Additionally, our continued efforts to improve operations resulted in an increase in our gross margin to about 19% for the quarter," said Kevin L. Barnett, President and Chief Executive Officer. "For the year, net sales and earnings have increased by 23% and 35%, respectively as a result of new business, increased demand and improved operating performance,” Barnett continued.

“Although fourth quarter 2013 revenues included the first substantive revenues from our new business with Volvo Group North America, LLC., we believe that the results for the fourth quarter 2014 will be favorable to 2013,” Barnett continued. “The fourth quarter results should bring to a close a solid overall 2014 for the Company,” Barnett added.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2013 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	9/30/2014	9/30/2013	9/30/2014	9/30/2013

Product Sales	$43,171	$32,342	$127,152	$97,346
Tooling Sales	420	5,092	3,638	9,131
Net Sales	43,591	37,434	130,790	106,477
Cost of Sales	35,444	31,064	108,399	88,228
Gross Margin	8,147	6,370	22,391	18,249
Selling, General and Admin. Expense	4,443	3,422	11,698	10,184
Operating Income	3,704	2,948	10,693	8,065
Interest Expense - Net	27	45	99	183
Income before Taxes	3,677	2,903	10,594	7,882
Income Tax Expense	1,249	943	3,526	2,652
Net Income	$2,428	$1,960	$7,068	$5,230
Net Income per Common Share
Basic	$0.32	$0.27	$0.94	$0.73
Diluted	$0.32	$0.26	$0.94	$0.71
Weighted Average Shares Outstanding
Basic	7,540,000	7,257,000	7,492,000	7,186,000
Diluted	7,576,000	7,418,000	7,542,000	7,411,000

Condensed Consolidated Balance Sheets
(in thousands)
	As of
	9/30/2014	As of
	(Unaudited)	12/31/2013
Assets:
Cash	$1,360	$2,266
Accounts Receivable	31,011	22,069
Inventories	10,937	10,827
Other Current Assets	4,092	4,088
Property, Plant & Equipment - Net	61,378	56,478
Deferred Tax Asset - Net	296	296
Other Assets	1,097	1,097
Total Assets	$110,171	$97,121

Liabilities and Stockholders' Equity:
Revolving line of credit	$6,365	$—
Current Portion of Long-term Debt and Interest Rate Swaps	1,757	3,385
Accounts Payable	9,309	9,625
Compensation and Related Benefits	6,513	5,952
Accrued Liabilities and Other	3,400	1,476
Long-Term Debt and Interest Rate Swaps	1,150	2,461
Post Retirement Benefits Liability	6,507	6,774
Stockholders' Equity	75,170	67,448
Total Liabilities and Stockholders' Equity	$110,171	$97,121